SUBLICENSE AGREEMENT

This License Agreement (this "***Agreement***") is made by and between SNC HOLDINGS CORP. (d/b/a SYNRYC Holdings), a Delaware Corporation ("***SNC***") and VERITEQ ACQUISITION CORP., a Florida Corporation ("***Sublicensee***").

RECITALS

WHEREAS, North Carolina State University ("***NCSU***") has granted to SNC licenses to certain intellectual property and technology pursuant to the terms and conditions set forth in that certain Amended and Restated License Agreement, effective as of November 26, 2012 between NCSU and SNC (the "***NCSU License***"), which agreement is annexed hereto and made a part hereof as Exhibit A; and

WHEREAS, SNC and Sublicensee entered into that certain Asset Purchase Agreement, effective as of December 3, 2012, pursuant to which SNC is obligated to grant a sublicense to Sublicensee of all rights received under the NCSU License.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms not defined herein shall have the meanings ascribed to them in the NCSU License. In addition:

1.01 "***Effective Date***" shall mean December 3, 2012.

ARTICLE II
LICENSE

2.01 SNC hereby grants to Sublicensee and Sublicensee hereby accepts from SNC, upon the terms and conditions herein specified, an exclusive (including as to SNC and NCSU, subject only to NCSU's rights for non-commercial research purposes pursuant to Section 2.03 of the NCSU License) license for Sublicensee and its affiliates to make, have made, use and sell Licensed Products and Licensed Services. Such license is worldwide and shall remain in effect, on a country by country basis, until the full end of the term or terms for which Patent Rights are issued, unless sooner terminated as hereinafter provided. For the avoidance of doubt, the license granted hereunder shall be of all rights obtained by SNC under the NCSU License, except that Sublicensee shall not have the right to further

sublicense any rights granted hereunder except to grant non-exclusive sublicenses in connection with the manufacture or sale of products in the ordinary course of business. Any sublicenses granted pursuant to the foregoing shall be no less favorable to NCSU than is the NCSU License, shall be subject to the terms of the NCSU License and this Agreement and shall include a provision that should this Agreement be terminated by SNC, for any reason, Sublicensee agrees to assign all such sublicenses directly to SNC or terminate all such sublicenses, at the discretion of SNC.

2.02 Except as expressly provided herein or in the NCSU License, the license granted hereunder shall not be construed to confer any rights upon Sublicensee by implication, estoppel or otherwise as to any technology not part of the Patent Rights licensed hereunder.

ARTICLE III
DUE DILIGENCE

3.01 Sublicensee's sole obligation to exploit the Licensed Patents and License Technology shall be to use commercially reasonable efforts to achieve a first commercial sale of a Licensed Product or Licensed Service by the date set forth in the NCSU License, namely, October 30, 2014, as may be extended from time to time.

ARTICLE IV
CONSIDERATION

4.01 On or before February 5, 2013, Sublicensee shall pay to SNC, a non-refundable, non-creditable lump sum of $20,000. For as long as the license in this Agreement is in effect, Sublicensee shall pay to SNC, which shall remit to NCSU, the minimum royalties of Section 4.05 of the NCSU License. SNC shall timely make payments to NCSU pursuant to the NCSU License and provide Sublicensee with a report detailing any such payments made to NCSU.

4.02 For as long as this Agreement is in effect, Sublicensee shall pay to SNC the royalty owed for Sublicensee's Net Sales pursuant to Section 4.03 of the NCSU License.

4.03 SNC shall provide Sublicensee on a monthly basis with a schedule and invoice listing all patent expenses incurred during the term of this Agreement associated with the preparation, filing, prosecution, issuance and maintenance of all patent applications within the Patent Rights. Upon receipt of the schedule and invoice, Sublicensee will pay all reasonable patent expenses incurred during the term of this Agreement associated with the preparation, filing, prosecution, issuance and maintenance of all patent applications within the Patent Rights. Notwithstanding the foregoing, if Sublicensee provides SNC with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the Patent Rights, then Sublicensee's responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject Patent Rights will terminate sixty (60) days after SNC's receipt of such written

notification; provided however, that Sublicensee shall be responsible for and shall pay to SNC all fees due and payable prior to such written notification. In such instances, sixty (60) days after SNC's receipt of the written notification, such patents and/or patent applications will no longer be included in Patent Rights under this Agreement, and Sublicensee will be deemed to have surrendered all rights under this Agreement to such patents, patent applications, and any patents issuing therefrom.

4.04 All payments hereunder shall be in accordance with Sections 4.06 and 4.07 of the NCSU License.

4.05 For the avoidance of doubt, Sublicensee shall have no liability under, or in connection with, Section 4.04 of the NCSU License.

4.06 Payments required under this Agreement shall be made on or before the due date or within thirty (30) days of the receipt of any invoice received from SNC, whichever is later. If overdue, payments shall bear interest at the rate for past-due accounts receivable set by the Secretary of the North Carolina Department of Revenue and in effect on the due date. N.C.G.S. § 105-241.21 and N.G.C.S. §147-86.23. The payment of such interest does not foreclose SNC from exercising any other rights it may have as a consequence of a breach of Sublicensee's payment obligations hereunder.

4.07 If Licensed Products or Licensed Services are sold in currency other than United States Dollars, the Net Sales shall first be determined in the foreign currency of the country in which such Products or Services are sold and then converted to United States dollars at the rate published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due.

ARTICLE V
REPORTS

5.01 Beginning June 1, 2013, Sublicensee shall provide SNC progress reports detailing activities of Sublicensee relevant to Sublicensee's obligations under Section 3.01 of this Agreement.

5.02 After the first commercial sale of a Licensed Product or Licensed Service by Sublicensee, and in addition to the reports required under Section 5.01 of this Agreement, Sublicensee shall provide to SNC royalty reports based on Sublicensee's sales of Licensed Products and Licensed Services consistent with Section 5.02 of the NCSU License.

ARTICLE VI
RECORDS

6.01 Sublicensee must keep full, true and accurate books of accounts and other records containing all particulars necessary to properly ascertain and verify the amounts

payable to SNC hereunder. These books of account must be kept at Sublicensee's representative or principal place of business or the principal place of business of the appropriate division or affiliate of Sublicensee to which this Agreement relates for a minimum of 5 years following the end of the calendar year to which they pertain.

6.02 SNC shall have the right, from time to time and at reasonable times during normal business hours, upon no fewer than ten business days advance notice, through an independent certified public accountant, to examine the records of Sublicensee, including, but not limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any royalties and/or fees payable under this Agreement. Such examination and verification shall not occur more than once each calendar year. If any such examination and verification reveals an underpayment by Sublicensee to SNC of more than 5% for any quarter examined, Sublicensee shall immediately pay SNC the amount of such underpayment plus interest and shall reimburse SNC for all reasonable out-of-pocket expenses incurred in the examination and verification of the records by the independent certified public accountant.

ARTICLE VII
SUBLICENSE

7.01 Subject to the terms and conditions hereof, Sublicensee shall have all the rights of SNC under the NCSU License, and SNC shall cooperate with Sublicensee in its exercising of such rights. SNC shall promptly provide Sublicensee with a copy of each notice, payment, report or other communication received from, or provided to, NCSU pertaining to the NCSU License or this Agreement and shall provide Sublicensee prompt notice of any breach or suspected breach of the NCSU License. SNC shall provide Sublicensee with all information, data, organisms, biological materials and/or models provided to SNC. SNC shall maintain the NCSU License in force and shall not agree to any modification, amendment, restatement or addendum thereto without Sublicensee's prior written approval (which shall not be unreasonably withheld). During the term of this Agreement, SNC agrees not to grant a security interest in or otherwise encumber the NCSU License.

7.02 Licensee acknowledges the disclaimer of warranties and the limitations of NCSU's liability (to the extent any exists), set forth in the NCSU License.

7.03 Except as expressly provided in this Agreement, Sublicensee shall be prohibited from transferring the Patent Rights.

7.04 Any grant of a sublicense by Sublicensee shall:

(a) be consistent with the terms, conditions and limitations of the NCSU License and this Agreement;

(b) contain the acknowledgement by the sublicensee of the disclaimer of warranty and limitation of NCSU's and SNC's liability as provided in the NCSU License and this Agreement;

(c) require sublicensee to indemnify NCSU and SNC for any actions of sublicensee; and

(d) contain a prohibition on further transfer of the Patent Rights by the sublicensee.

(e) sublicensee shall be liable to SNC and to NCSU for the performance of its sublicensees.

ARTICLE VIII
PATENT PROSECUTION

8.01 SNC shall provide Sublicensee prompt notice of NCSU's failure or intention not to apply for, prosecute or maintain any of the Patent Rights.

8.02 SNC shall keep Sublicensee advised as to the prosecution of such applications by promptly forwarding to Sublicensee copies of all official correspondence relating thereto (including, without limitation, applications, Office Actions and responses thereto). The parties agree to cooperate in the prosecution of patent application(s) to insure that such applications reflect, to the best of NCSU's, SNC's and Sublicensee's knowledge, all items of commercial, scientific and technical interest and importance. Provided that Sublicensee is up to date in its payment of fees in accordance with Section 4, SNC shall provide Sublicensee prompt notice of each opportunity to advise NCSU in the filing, prosecution and maintenance of Patent Rights provided to SNC under Section 8.02 of the NCSU License. SNC shall promptly convey to NCSU and effectuate Sublicensee's instructions, including the provision of copies of documents, with regard to the filing, prosecution and maintenance related to the Patent Rights.

8.03 Without Sublicensee's prior written approval, (not to be unreasonably withheld or delayed) SNC shall not provide notification to NCSU that it will not support the filing, prosecution or maintenance of the Patent Rights and shall not cease to support the filing, prosecution or maintenance of the Patent Rights. SNC shall not, without Sublicensee's prior written approval, knowingly allow any Patent Right to lapse or expire; provided, however, that Sublicensee's failure to provide approval or disapproval within thirty (30) days of notice from SNC of any deadline for filing, prosecuting or maintaining a Patent Right shall be deemed approval. Sublicensee acknowledges that failure to support the filing, prosecution or maintenance of a patent or patent application may cause the patent or patent application to no longer be included within the Patent Rights by NCSU. Notwithstanding the foregoing, SNC shall have no liability to Sublicensee with respect to any failure to prosecute or maintain any of the Patent Rights hereunder if Sublicensee has failed to pay any fees due under this Agreement in a timely manner.

8.04 To the extent required by the laws of the country in which a Licensed Product or Licensed Service is sold and to the extent reasonably practical, Sublicensee will mark any Licensed Product, and/or Licensed Service, and/or their containers, labels, and/or other packaging with all patent numbers within the Patent Rights as identified by SNC.

ARTICLE IX
INFRINGEMENT OF THIRD-PARTY RIGHTS

9.01 Subject to Section 9.02, below, in the event that NCSU, SNC or Sublicensee is charged with infringement of a patent by a third party or is made a party in a civil action as a result of Sublicensee's or any of its affiliate's or sublicensees' practice of the Patent Rights under this Agreement, Sublicensee:

(a) shall defend and/or settle any such claim of infringement or civil action;

(b) shall assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charges of infringement and/or civil action; and

(c) shall indemnify and hold SNC and NCSU harmless from any and all damages, losses, liability, and costs resulting from a charge of infringement or civil action which shall be brought against SNC or NCSU and attributable to technology added to, incorporated into or sold with a Licensed Product by Sublicensee or one of its sublicensees or to manufacturing processes utilized by Sublicensee or one of its sublicensees;

9.02 In connection with any claim for indemnification, SNC shall:

(a) provide prompt notice of any actual or potential claim;

(b) provide Sublicensee, and ensure that NCSU provides Sublicensee, with the exclusive right to control the defense and settlement of such claim, but due to its proprietary interest in the Patent Rights, Sublicensee acknowledges that NCSU must approve any settlement, consent judgment or disposition of the claim; and

(c) give Sublicensee assistance, and secure NCSU's assistance, at Sublicensee's expense, in the defense of any such infringement charge or lawsuit, as may be deemed necessary by Sublicensee.

9.03 If an action is brought against Sublicensee as described in Section 9.01 (namely, a charge of infringement of a third party right) or challenging the validity or right of Sublicensee to practice a Patent Right, Sublicensee may offset the royalty paid to SNC in each quarterly period (including any payment pursuant to Section 4.01 hereof) by fifty percent (50%) of the amount of expenses paid by Sublicensee in the royalty period as a result

of such action, said expenses to include costs, attorneys' fees, judgments, and all other expenses directly related to the infringement action, to a maximum fifty percent (50%) of the amount otherwise payable to SNC in that royalty period. Expenses otherwise eligible to be offset but in excess of fifty percent (50%) of the amounts due to SNC in any royalty period may be carried over to and deducted in subsequent royalty periods (up to a maximum of fifty percent (50%) of the amount otherwise payable to SNC in a particular royalty period).

ARTICLE X
INFRINGEMENT OF THE PATENT RIGHTS BY THIRD PARTIES

10.01 Each Party to this Agreement shall be obligated to inform the other promptly in writing of any alleged infringement of which it becomes aware and of any available evidence of infringement by a third party of any patents within the Patent Rights.

10.02 In the event that Patent Rights are infringed by a third party, Sublicensee has the exclusive right, but not the obligation, to either:

(a) settle the infringement by sub-licensing the alleged infringer (but only in accordance with the provisions of this Agreement) or by other means reasonably acceptable to NCSU; or

(b) prosecute at its own expense, and in its sole discretion and control, after discussion with SNC, any infringement of the Patent Rights. In the event Sublicensee prosecutes such infringement, Sublicensee may, for such purposes, use the name of SNC and/or NCSU as party plaintiff. NCSU, at its discretion and with the permission of the Board of Governors of The University of North Carolina, may agree to become a party plaintiff (in which case costs associated therewith must be borne by Sublicensee and Sublicensee shall be entitled to all settlements and recoveries therefrom).

10.03 In the event that Sublicensee undertakes the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, the total cost of any such action commenced or defended solely by Sublicensee shall be borne by Sublicensee. Any recovery of damages (including by settlement) by Sublicensee as a result of such action shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of Sublicensee relating to the action, second in satisfaction of unreimbursed legal expenses and attorneys' fees of SNC, if any, relating to the action and third in satisfaction of unreimbursed expenses and attorneys' fees of NCSU, if any, relating to the action. The balance remaining from any such recovery shall be distributed to Sublicensee, provided that Sublicensee shall pay to SNC such royalties as would otherwise be applicable under Section 4.02, hereof for that portion of Sublicensee's recovery attributable to lost sales (net of reasonable, documented expenses and attorneys' fees). Sublicensee shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise, without the consent of SNC, unless settlement of the case affects the ownership or validity of the Patent Rights, in which case Sublicensee will seek the consent of SNC, which consent shall not be withheld unreasonably or delayed.

10.04 In the event Sublicensee fails to undertake action to prevent the infringing activity within sixty (60) days of having been made aware and notified thereof, SNC shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, SNC or NCSU may use the name of Sublicensee as a party plaintiff in any such suit without expense to Sublicensee. Any recovery of damages by SNC for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of SNC relating to the suit, and second toward reimbursement of NCSU's reasonable expenses, including reasonable attorneys' fees, relating to the suit, and third toward reimbursement of Sublicensee's reasonable expenses, including reasonable attorneys' fees, relating to the suit. The balance remaining from any such recovery shall be distributed to SNC and credited against payments owed pursuant to Sections 4.01 hereof.

10.05 In any infringement suit instituted by either party to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.06 Any of the foregoing notwithstanding, if at any time during the term of this Agreement any of the Patent Rights are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, Sublicensee shall have no further obligations to SNC with respect to its future use or sale of any product or process covered solely by such Patent Rights, including the obligation of paying royalties, provided, however, that Sublicensee shall have a continuing royalty obligation hereunder to the extent that such product or process is covered by other valid claims under the Patent Rights.

ARTICLE XI
REGULATORY APPROVALS

11.01 To the extent regulatory approval is required, Sublicensee shall use commercially reasonable best efforts to have the Licensed Products and/or Licensed Services approved for marketing in those countries in which Sublicensee intends to sell Licensed Products and/or Licensed Services.

ARTICLE XII
TERM AND TERMINATION

12.01 This Agreement shall become effective upon the Effective Date and, unless sooner terminated in accordance with any of the provisions herein, shall remain in full force and effect, on a country by country basis, for the life of the last-to-expire of the patents included in the Patent Rights.

12.02 This Agreement shall automatically terminate upon assignment (and any necessary NCSU consent to assignment) of the NCSU License from SNC to Sublicensee.

12.03 Sublicensee may terminate this Agreement, by giving SNC written notice at least ninety (90) days prior to such termination without any further liability (other than royalties that were accrued and payable prior to such termination), and thereupon terminate the manufacture, use, or sale of Licensed Products.

12.04 Should Sublicensee fail to pay SNC royalties due and payable hereunder, SNC shall have the right to terminate this Agreement on thirty (30) days' notice, unless Sublicensee shall pay SNC, within the thirty (30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty (30) day period, if Sublicensee shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

12.05 If either party materially breaches this Agreement, the non-breaching party may terminate this Agreement by providing written notice to the breaching party, as provided below. Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement. The party receiving notice of the breach will have the opportunity to cure that breach within thirty (30) days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the thirtieth (30th) day after receipt of notice.

12.06 If, at any time prior to the first commercial sale of a Licensed Product by Sublicensee under this License Agreement, Sublicensee shall cease to pursue commercial development of the Subject Technology and Patent Rights as contemplated herein, Sublicensee shall be obligated to so notify SNC, and this Agreement shall automatically terminate without obligation on the part of SNC to refund any of the fees or royalties which may have been paid by Sublicensee prior to such termination.

12.07 Upon the termination of this Agreement, Sublicensee may notify SNC of the amount of Licensed Products that Sublicensee has on hand and Sublicensee shall then have a license to sell that amount of Licensed Products, but no more; provided, however, that Sublicensee shall pay SNC a royalty thereon at the rate and at the time provided for.

12.08 Upon the occurrence of an Event of Default, as such term is defined in that certain Security Agreement, dated December 3, 2012, between SNC and Sublicensee (the "Security Agreement"), which has not been cured within thirty (30) days of notice from SNC, if SNC exercises any of the rights to foreclose upon the Collateral (as defined therein) granted to it as a Secured Party under the Security Agreement, SNC shall have the right to immediately terminate this Agreement upon notice to Sublicensee.

12.09 Notwithstanding anything to the contrary, upon either (i) termination of this Agreement by Sublicensee for SNC's breach, or (ii) SNC's breach of the NCSU License, including but not limited to SNC's failure to pay make payments to NCSU, then Sublicensee shall have the right, but not the obligation, to continue to operate under the Agreement, with all rights hereunder, with NCSU automatically being deemed a party to the Agreement in place of SNC.

12.10 SNC shall have the right to terminate the license granted to Sublicensee, by providing notice, as provided below, upon the occurrence of any one or more of the following events:

(a) failure of Sublicense to make any payment required pursuant to this Agreement when due;

(b) failure of Sublicensee to diligently commercialize as set forth in Article 3;

(c) failure of Sublicensee to render reports as required by this Agreement;

(d) the insolvency of the Sublicensee or the institution of any proceeding by Sublicensee under any bankruptcy or insolvency lay or placement of Sublicensee's assets in the hands of a trustee or receiver;

(e) the initiation by Sublicensee or any action that challenges the validity, enforceability or patentability of any Licensed patent; or

(f) the breach by Sublicensee of any other material term of this Agreement.

Such notice must contain a full description of the event described above. The party receiving notice of the breach will have the opportunity to cure that breach within thirty (30) days of receipt of notice. If the breach is not cured within that time, the termination will be effectives as of the thirtieth (3oth) day after receipt of notice.

12.11 Within 30 days of expiration or termination of this Agreement, Sublicensee must, as directed by SNC, return or destroy all information, data, organisms, biological materials, and/or models provided to Sublicensee during the term of this Agreement, retaining no copies. Further, Sublicensee must provide SNC with a written statement signed by an authorized representative of Sublicensee certifying the destruction of all information data, and relevant materials in a safe and legal manner. Upon the termination of this Agreement, Sublicensee shall cease manufacturing, processing, producing, using or selling Licensed Products; provided, however, that Sublicensee may continue to sell in the ordinary course of business Licensed Products that are fully manufactured and in Sublicensee's normal inventory at the date of termination and provided, that Sublicensee pays SNC and SNC pays NCSU any fees, royalties or other financial consideration as provided for in this Agreement.

ARTICLE XIII
CONFIDENTIALITY

13.01 SNC and Sublicensee will treat any confidential information disclosed to it by the other party with reasonable care and will not disclose such information to any other person, firm or corporation, unless such third party is bound by the obligations of confidentiality and restricted use set forth in this Article 13. The receiving party may not use the disclosing party's confidential information other than for the benefit of the parties hereto

and for the performance of this Agreement. These obligations of non-disclosure and restricted use remain in effect for each subject disclosure of confidential information for 5 years from the date of disclosure. However, neither party is obligated, with respect to confidential information disclosed to it, or any part thereof, which:

(a) is already known to the receiving party at the time of the disclosure;

(b) becomes publicly known without the wrongful act or breach of this Agreement by the receiving party;

(c) is rightfully received by the receiving party from a third party on a nonconfidential basis;

(d) is subsequently and independently developed by employees of the receiving party who had no knowledge of the information, as verified by written records;

(e) is approved for release by prior written authorization of the disclosing party; or

(f) is disclosed pursuant to the requirements of applicable law or pursuant to any judicial or government requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed confidential information otherwise remains subject to the obligations of confidentiality set forth in this Article 13.

13.02 Notwithstanding the foregoing, Sublicensee may use and disclose any confidential information related to the Patent Rights and Subject Technology to investors, prospective investors, employees, consultants and agents with a need to know, collaborators, prospective collaborators and other third parties in the chain of manufacturing and distribution, but if and only if Sublicensee obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of SNC's confidential information as those provided in this Article 13.

13.03 Notwithstanding anything to the contrary in this Agreement, all information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the Patent Rights (no matter how disclosed) is the confidential information of SNC and NCSU and subject to the provisions of Article 13.

ARTICLE XIV
INDEMNITY, INSURANCE, REPRESENTATIONS

14.01 Sublicensee shall indemnify, defend and hold SNC, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death or injury to any person or persons or

out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from utilization of the Patent Rights in the production, manufacture, sales, use, lease, consumption or advertisement of the Licensed Products by Sublicensee, its authorized sub-sublicensees or Affiliates or arising from any obligations of Sublicensee hereunder, except Sublicensee shall have no obligation to indemnify SNC for any claims or expenses arising out of or related to: (i) the negligence or willful misconduct of, or breach of either this Agreement or the NCSU License by, SNC or NCSU or either of its officers, agents or employees; (ii) claims of infringement of a third party's intellectual property based on practice of the Patent Rights or Subject Technology, unless such claim could not be made but for intellectual property or technology designed and added to the Patent Rights or Subject Technology by or on behalf of Sublicensee.

14.02 Sublicensee shall indemnify NCSU against all claims arising from any actions of Sublicensee hereunder, except Sublicensee shall have no obligation to indemnify NCSU for any claims or expenses arising out of or related to: (i) the negligence or willful misconduct of, or breach of either this Agreement or the NCSU License by, SNC or NCSU or either of its officers, agents or employees; (ii) claims of infringement of a third party's intellectual property based on practice of the Patent Rights or Subject Technology, unless such claim could not be made but for intellectual property or technology designed and added to the Patent Rights or Subject Technology by or on behalf of Sublicensee.

14.03 Sublicensee shall maintain reasonable levels of general liability and product liability insurance as soon as it has commercialized Licensed Products. SNC shall have the right to require such insurance policies or certificates of insurance, at SNC's discretion, to be made available for SNC's inspection.

14.04 SNC represents and warrants that:

(a) the NCSU License is in full force and effect and that execution of and the rights granted to Sublicensee under this Agreement do not conflict with the NCSU License;

(b) no money or other compensation other than that identified in Sections 4.01 and 4.03 hereof is or will owed by Sublicensee for rights as a sublicensee under the NCSU License; and

(c) it has no reason to believe that practice of any Patent Rights or the use of any Subject Technology infringes the intellectual property of any third party.

14.05 OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES IN THE ASSET PURCHASE AGREEMENT AND THOSE EXPRESSLY MADE HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND VALIDITY OF PATENT RIGHTS CLAIMS ISSUED OR PENDING.

ARTICLE XV
GOVERNING LAW

15.01 This Agreement is entered into in the State of North Carolina and must be interpreted in accordance with and its performance governed by the laws of the State of North Carolina, without reference to its conflicts of laws provisions. Any and all litigation relating to this Agreement or the parties' performance hereunder must be in the State Courts of North Carolina with the venue being Wake County.

ARTICLE XVI
NON-ASSIGNABILITY

16.01 This Agreement may not be assigned by Sublicensee without the prior written consent of SNC, in its sole discretion; provided, however, that Sublicensee shall be free to assign the Agreement to any affiliate without the consent of SNC. Any other assignment of this Agreement without the prior written consent of SNC shall be void.

ARTICLE XVII
NOTICES

17.01 It shall be a sufficient giving of any notice, payment, request, report, statement, disclosure or other communication hereunder, if the party giving the same shall personally deliver same, shall deposit a copy thereof in the Post Office in certified mail, postage prepaid, or shall send the same by overnight courier, charges prepaid, in each instance addressed to the other party at its address hereinafter set forth or at such other address as the other party shall have theretofore in writing designated:

SNC
c/o Nexsen Pruet LLC
701 Green Valley Road
Suite 100
Greensboro, NC 27408
Facsimile: (336) 387-8923
E-mail: cmyatt@nexsenpruet.com
Attention: Christy Myatt

with a copy to

Greenberg Traurig, LLP
3333 Piedmont Road NE
Suite 2500
Atlanta, GA 30305
Facsimile: (678) 553-2453
E-mail: elowew@gtlaw.com
Attention: Wayne H. Elowe

Sublicensee
VeriTeQ Acquisition Corporation
Congress Office Park
220 Congress Park Drive, Suite 200
Delray Beach, FL 33445
Facsimile:
E-mail: ssilverman@veriteqcorp.com

with a copy to

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Facsimile: (212) 806-7793
E-mail: tlenson@stroock.com
Attention: Todd E. Lenson, Esq.

The date of giving any such notice, request, report, statement, disclosure or other communication, and the date of making any payment hereunder required (provided such payment is received), shall be the date of the U.S. postmark of such envelope if marked or actual date of receipt if delivered otherwise.

ARTICLE XVIII
NON-USE OF NAMES

18.01 Neither party may, without the prior written consent of NCSU:

(a) use in any publication, advertising, publicity, press release, promotional activity or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, image, icon, or any abbreviation, contraction or simulation thereof owned by NCSU; or

(b) use the name or image of any employee or agent of NCSU in any publication, publicity, advertising, press release, promotional activity or otherwise; or

(c) represent, either directly or indirectly, that any product or service of the NCSU is a product or service of the representing party or that it is made in accordance with or utilizes the information or documents of the other party.

Notwithstanding the foregoing, Sublicensee may state that it is licensed by NCSU or SNC under one or more of the patents and/or patent applications comprising the Patent Rights and identify such patents and patent applications, NCSU, SNC and the inventors.

ARTICLE XIX
SEVERANCE

19.01 Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause or portion of this Agreement will not be affected thereby.

ARTICLE XX
ENTIRE AGREEMENT

20.01 This Agreement, including any schedules or other attachments which are incorporated herein by reference, contain the entire agreement between the parties as to its subject matter. This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understanding, or representations concerning such subject matter except as provided in this Agreement or as may be specified later in writing and signed by the properly authorized representatives of both parties. This Agreement can be modified or amended only by written agreement duly signed by persons

authorized to sign agreements on behalf of the parties. If the NCSU License is amended, both SNC and Sublicensee agree to negotiate in good faith in order to amend this Agreement to conform to and mirror any amendments to the NCSU License.

ARTICLE XXI
WAIVER

21.01 The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

ARTICLE XXII
TITLES

22.01 All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

ARTICLE XXIII
SURVIVAL OF TERMS

23.01 The obligation to pay royalties, interest and other amounts accrued prior to termination and the provisions of Articles 12.11, 13, 17, and 18 shall survive the expiration or termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

SNC:

SNC HOLDINGS CORP.

By: J. Gelles
Name: J. GELLES
Title: President
Date: 2/4/13

SUBLICENSEE:

VERITEQ ACQUISITION CORPORATION

By: [signature]
Name: Scott Silverman
Title: CEO
Date: 2/4/13

[SIGNATURE PAGE TO LICENSE AGREEMENT]